Results of Meeting of Shareholders

AXP DISCOVERY FUND
REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002
(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1
To elect the thirteen nominees specified below as Board members*.

                       Shares Voted "For"   Shares Withholding Authority to Vote
Arne H. Carlson          20,194,103.082                 1,256,214.453
Philip J. Carroll, Jr.   20,239,467.796                 1,210,849.739
Livio D. DeSimone        20,181,580.414                 1,268,737.121
Barbara H. Fraser        20,264,112.695                 1,186,204.840
Ira D. Hall              20,210,288.506                 1,240,029.029
Heinz F. Hutter          20,123,601.871                 1,326,715.664
Anne P. Jones            20,213,988.529                 1,236,329.006
Stephen R. Lewis, Jr.    20,277,117.456                 1,173,200.079
Alan G. Quasha           20,264,021.487                 1,186,296.048
Stephen W. Roszell       20,248,735.542                 1,201,581.993
Alan K. Simpson          20,121,381.491                 1,328,936.044
Alison Taunton-Rigby     20,266,891.766                 1,183,425.769
William F. Truscott      20,253,440.929                 1,196,876.606


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Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

Shares Voted "For"    Shares Voted "Against"   Abstentions   Broker Non-Votes
  17,742,838.612           2,548,090.944       830,783.979      328,604.000

2(b). To change the name of the corporation.

Shares Voted "For"    Shares Voted "Against"   Abstentions   Broker Non-Votes
  18,499,994.144           1,993,642.712       956,680.679         0.000

Proposal 4
To approve changes to the Investment Management Services Agreement:

4(b). To modify the performance incentive adjustment calculation.

Shares Voted "For"    Shares Voted "Against"   Abstentions   Broker Non-Votes
  17,834,108.290           2,181,302.394      1,106,302.851     328,604.000

* Denotes Registrant-wide proposals and voting results.